CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Buffered Securities due 2018	$5,000,000	$579.50

April 2017

Pricing Supplement No. 1,459

Registration Statement Nos. 333-200365; 333-200365-12

Dated April 12, 2017

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Fixed Rate Buffered Securities with Downside Factor and Principal Exposure, which we refer to as the securities, do not guarantee the repayment of any principal.  Instead, the securities offer the opportunity for investors to earn a fixed monthly coupon of $10.83 per security per month.  The payment at maturity due on the securities will depend on movements in the spread between the 30-Year U.S. Dollar ICE Swap Rate (30CMS) and the 2-Year U.S. Dollar ICE Swap Rate (2CMS) (the “reference rate spread”), as measured from April 11, 2017 to the valuation date.  If the final reference rate spread is greater than or equal to the threshold level of 50.00% of the initial reference rate spread, you will receive at maturity the stated principal amount, in addition to the final monthly coupon.  However, if the spread between 30CMS and 2CMS narrows sufficiently such that the final reference rate spread has declined to less than the threshold level as of the valuation date, the payment due at maturity will be reduced by 2% for every 1% decline in the reference rate spread performance factor beyond the specified threshold level and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities. However, you will still receive the final monthly coupon. A very small absolute change in the reference rate spread can result in a loss on the securities.  For example, assuming an initial reference rate spread of 1.000%, if the final reference rate spread were to narrow by 0.600 percentage points to 0.400%, while the absolute change in the spread is only 0.600%, that move actually represents a 60.00% decline from the initial reference rate spread, and you would lose 20.00% of the stated principal amount.  The securities are for investors who are willing to risk their principal if the spread between 30CMS and 2CMS narrows sufficiently such that the reference rate spread declines below the threshold level in exchange for the opportunity to earn interest at an above-market rate.  Investors will not participate in any widening of the reference rate spread.  You could lose the entire principal amount of your investment in the securities.  The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$5,000,000
Issue price:	At variable prices
Stated principal amount:	$1,000 per security
Pricing date:	April 12, 2017
Original issue date:	April 18, 2017 (4 business days after the pricing date)
Maturity date:	May 18, 2018
Monthly coupon:

$10.83 per security per month (corresponding to approximately 13.00% per annum).  The interest rate is fixed and is not tied to the reference rate spread.

The monthly coupon payable on each coupon payment date is fixed at $10.83 per stated principal amount, regardless of the number of actual days in such monthly period.

Coupon payment dates:	The 18th day of each month, beginning May 18, 2017; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day.
Reference rate spread:	On any day, the 30-Year U.S. Dollar ICE Swap Rate (30CMS) minus the 2-Year U.S. Dollar ICE Swap Rate (2CMS). Please see “Additional Provisions—Reference Rate Spread” below.
Payment at maturity:

▪ If the final reference rate spread is greater than or equal to the threshold level:

$1,000, plus the final monthly coupon

▪ If the final reference rate spread is less than the threshold level:

$1,000 + [$1,000 × (reference rate spread performance factor + buffer amount) × downside factor], plus the final monthly coupon

Because the reference rate spread performance factor will be less than 50.00% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $1,000.  In all events, you will receive the final monthly coupon.

Minimum payment at maturity:	None. However, the fixed monthly coupon will be paid regardless of the performance of the reference rate spread.
Reference rate spread performance factor:	(final reference rate spread – initial reference rate spread) / initial reference rate spread
Downside factor:	2
Buffer amount:	50%
Initial reference rate spread:	0.976, which is the reference rate spread on April 11, 2017
Final reference rate spread:	The reference rate spread on the valuation date. In no event, however, will the final reference rate spread be less than 0%.
Threshold level:	0.488, which is 50.00% of the initial reference rate spread (rounded to three decimal places)
Valuation date:	May 15, 2018
Specified currency:	U.S. dollars
CUSIP / ISIN:	61766YBF7 / US61766YBF79
Book-entry or certificated security:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services LLC
Trustee:	The Bank of New York Mellon
Estimated value on the pricing date:	$958.10 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)(2)	Agent’s commissions(2)	Proceeds to us(3)
Per security	At variable prices	$30	$970
Total	At variable prices	$150,000	$4,850,000
(1)	The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $985 per security and will not be more than $1,000 per security. See “Risk Factors—The price you pay for the securities may be higher than the prices paid by other investors.”

(2)	Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Wealth Management (an affiliate of the agent) and their financial advisors, of up to $30 per security depending on market conditions. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of Proceeds and Hedging” on page 15.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated February 16, 2016         Prospectus dated February 16, 2016

MORGAN STANLEY

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Investment Summary

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure

Principal at Risk Securities

The Fixed Rate Buffered Securities with Downside Factor and Principal Exposure Based on the Spread Between 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due May 18, 2018, which we refer to as the securities, can be used to obtain a fixed monthly coupon over the term of the securities of $10.83 per security per month and return of principal but only if the final reference rate spread is greater than 50.00% of the initial reference rate spread, which we refer to as the threshold level.  If the final reference rate spread is greater than or equal to the threshold level, the payment at maturity will be the sum of the stated principal amount and the monthly coupon for the final coupon payment date.  However, if the spread between 30CMS and 2CMS narrows sufficiently such that the final reference rate spread is less than the threshold level, investors will be exposed to the decline in the reference rate spread and will receive, in addition to the final monthly coupon, a payment at maturity reduced by 2% for every 1% decline in the reference rate spread performance factor beyond the specified threshold level. In this case, the payment at maturity will be less than the stated principal amount and could be zero.  Accordingly, 100% of your principal is at risk.

Maturity:	Approximately 13 months
Monthly coupon:	$10.83 per security per month (corresponding to approximately 13.00% per annum)
Threshold level:	50.00%
Buffer amount:	50.00%
Downside factor:	2

The stated principal amount of each security is $1,000 and the issue price is variable.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than the issue price.  We estimate that the value of each security on the pricing date is $958.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the reference rate spread.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the reference rate spread, instruments based on the reference rate spread, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed monthly coupon rate, the threshold level, the downside factor and the buffer amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and the reference rate spread, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

April 2017	Page 2

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed monthly coupon of $10.83 per security over the term of the securities.  However, if the reference rate spread has narrowed by more than 50.00% from the initial reference rate spread on the valuation date, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose 100% of the principal amount of your investment in the securities.

Return of Principal Scenario	If the final reference rate spread is greater than or equal to the threshold level, which is equal to 50.00% of the initial reference rate spread, the payment at maturity for each security will be equal to $1,000 plus the final monthly coupon of $10.83 (corresponding to approximately 13.00% per annum).
Downside Scenario

If the final reference rate spread is less than the threshold level, which means that the spread between 30CMS and 2CMS has narrowed by an amount greater than the threshold level of 50.00%, you will lose 2% for every 1% decline in the reference rate spread performance factor below the threshold level. In this scenario, investors will still receive the final monthly coupon of $10.83 per security (corresponding to approximately 13.00% per annum).

A very small absolute change in the reference rate spread can result in a significant loss on the securities. Investors will lose some, and may lose all, of their principal in this scenario.

April 2017	Page 3

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Additional Provisions

Reference Rate Spread

What is the Reference Rate Spread?

The reference rate spread is the difference between the 30-Year U.S. Dollar ICE Swap Rate (which we refer to as “30CMS”) and the 2-Year U.S. Dollar ICE Swap Rate (which we refer to as “2CMS”), expressed as 30CMS minus 2CMS.

What are the 30-Year and 2-Year U.S. Dollar ICE Swap Rates?

The 30-Year U.S. Dollar ICE Swap Rate is, on any day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ICESWAP1 or any successor page thereto at approximately 11:00 a.m. New York City time for such day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year U.S. Dollar ICE Swap Rate is, on any day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ICESWAP1 or any successor page thereto at approximately 11:00 a.m. New York City time for such day.  This rate is one of the market-accepted indicators of shorter-term interest rates.

The rate reported on Reuters Page ICESWAP1 (or any successor page thereto) is calculated by ICE Benchmark Administration Limited based on tradeable quotes for the related interest rate swap of the relevant tenor that is sourced from electronic trading venues.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

CMS Rate Fallback Provisions

If either 30CMS or 2CMS is not displayed by approximately 11:00 a.m. New York City time on the Reuters Page ICESWAP1 on any day on which the reference rate spread must be determined, such affected rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable (30-year or 2-year) maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD LIBOR with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the affected rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

April 2017	Page 4

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

How the Fixed Rate Buffered Securities with Downside Factor and Principal Exposure Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the reference rate spread.  The actual initial reference rate spread and threshold level are set forth on the cover of this document. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Monthly coupon:	$10.83 per security per month (corresponding to approximately 13.00% per annum)
Threshold level:	50.00%
Hypothetical initial reference rate spread:	1.0000%
Hypothetical threshold level:	0.5000%, which is equal to 50.00% of the hypothetical initial reference rate spread

As indicated in the payoff diagram below, a very small absolute change in the reference rate spread can result in a significant loss on the securities.  For example, assuming an initial reference rate spread of 1.0000%, if the final reference rate spread were to decline by 0.600 percentage points to 0.4000%, which represents a 60% decline from the hypothetical initial reference rate spread, investors would lose 20% of the stated principal amount. Investors may lose up to 100% of the stated principal amount of the securities.

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure Payoff Diagram(1)

(1) The payoff diagram above does not incorporate the fixed monthly coupon payments, which will be paid regardless of the performance of the reference rate spread.

April 2017	Page 5

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

How it works

▪	Return of Principal Scenario. If the final reference rate spread is greater than or equal to the threshold level, the investor would receive the $1,000 stated principal amount plus the monthly coupon of $10.83 on each coupon payment date (based on an annual rate of approximately 13.00%) for a total payment over the term of the securities of $1,140.79.

▪	Downside Scenario. If the final reference rate spread has decreased from the initial reference rate spread to below the threshold level of 50.00%, the payment at maturity would be less than the stated principal amount of $1,000 and you will lose 2% for every 1% decline in the reference rate spread performance factor beyond the threshold level. In this scenario, investors will still receive the final monthly coupon of $10.83 per security (corresponding to approximately 13.00% per annum). A very small absolute change in the reference rate spread can result in a significant loss on the securities. Investors will lose some, and may lose all, of their principal in this scenario.

o	For example, assuming an initial reference rate spread of 1.0000%, if the final reference rate spread has declined by 0.750 percentage points to 0.2500%, which represents a 75% decline from the initial reference rate spread, the total payment on the securities would be $640.79 per security, representing only 50% of the stated principal amount plus the total monthly coupons of $140.79 paid over the term of the securities (based on an annual rate of approximately 13.00%).

April 2017	Page 6

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

What is the return on the securities at maturity, assuming a range of performances for the reference rate spread?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical return at maturity on the securities.  The return on the securities is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.  The total payment on the securities in the table below reflects the fixed monthly coupon of $10.83 per security per month (corresponding to approximately 13.00% per annum) that will be paid regardless of the performance of the reference rate spread.  The table and examples set forth below assume a hypothetical initial reference rate spread of 1.0000% and a hypothetical threshold level of 0.5000% (equal to 50.00% of the hypothetical initial reference rate spread), which represents a narrowing of the spread between 30CMS and 2CMS of only 0.5000 percentage points. Accordingly, a very small absolute change in the reference rate spread can result in a loss on the securities, because the threshold level is based on the percentage change of the reference rate spread from April 11, 2017 to the valuation date rather than the absolute change in the reference rate spread. The actual initial reference rate spread and threshold level were determined on April 11, 2017 based on the levels of 30CMS and 2CMS on that day and are set forth on the cover of this document, and the actual final reference rate spread will be determined on the valuation date based on the levels of 30CMS and 2CMS on that day.  The returns set forth below are for illustrative purposes only and may not be the actual return applicable to a purchaser of the securities.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final reference rate spread	Reference rate spread increase / decline	Reference rate spread performance factor	Payment at maturity (excluding the final monthly coupon)	Total coupon payments on the securities	Total payment on the securities	Return on securities
2.200%	50.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
2.000%	40.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
1.800%	30.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
1.600%	20.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
1.400%	10.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
1.200%	5.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
1.000%	0.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
0.900%	-10.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
0.800%	-20.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
0.700%	-30.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
0.600%	-40.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
0.500%	-50.00%	N/A	$1,000.00	$140.79	$1,140.79	14.079%
0.400%	-60.00%	-60.00%	$800.00	$140.79	$940.79	-5.921%
0.300%	-70.00%	-70.00%	$600.00	$140.79	$740.79	-25.921%
0.200%	-80.00%	-80.00%	$400.00	$140.79	$540.79	-45.921%
0.100%	-90.00%	-90.00%	$200.00	$140.79	$340.79	-65.921%
0.050%	-95.00%	-95.00%	$100.00	$140.79	$240.79	-75.921%
0.000%	-100.00%	-100.00%	$0.00	$140.79	$140.79	-85.921%

April 2017	Page 7

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and return on the securities in different hypothetical scenarios are calculated.

Example 1: The reference rate spread widens by 0.500 percentage points from the initial reference rate spread of 1.0000% to a final reference rate spread of 1.5000%, which represents a widening of 50.00% from the initial reference rate spread.

Because the final reference rate spread is greater than or equal to the threshold level, the payment at maturity is equal to $1,010.83 per security, calculated as follows:

$1,000 + final monthly coupon

$1,000 + $10.83 = $1,010.83

Although the reference rate spread widened by 50.00% from the initial reference rate spread to the final reference rate spread in this example, the return is limited to the final monthly coupon of $10.83 and the repayment of principal at maturity. The total payment on the securities in this example is $1,140.79, based on the repayment of principal and the total monthly coupons over the term of the securities of $10.83 per security (corresponding to approximately 13.00% per annum).  Investors do not participate in the widening of the reference rate spread.

Example 2: The reference rate spread narrows by 0.100 percentage points from the initial reference rate spread of 1.0000% to a final reference rate spread of 0.9000%, which represents a narrowing of 10.00% from the initial reference rate spread.

Because the final reference rate spread is greater than or equal to the threshold level, the payment at maturity is equal to $1,010.83 per security, calculated as follows:

$1,000 + final monthly coupon

$1,000 + $10.83 = $1,010.83

Although the reference rate spread narrowed by 10% from the initial reference rate spread to the final reference rate spread in this example, because the reference rate spread has not narrowed to below the threshold level of 50.00%, you receive the final monthly coupon of $10.83 and the repayment of principal at maturity.  The total payment on the securities in this example is $1,140.79, based on the repayment of principal and the total monthly coupons over the term of the securities of $10.83 per security (corresponding to approximately 13.00% per annum).

Example 3: The reference rate spread narrows by 0.700 percentage points from the initial reference rate spread of 1.0000% to a final reference rate spread of 0.3000%, which represents a narrowing of 70.00% from the initial reference rate spread.

Because the final reference rate spread is less than the threshold level, the payment at maturity is equal to $610.83 per $1,000 security, calculated as follows:

$1,000 + [$1,000 × (reference rate spread performance factor + buffer amount) × downside factor] + final monthly coupon

= $1,000 + [$1,000 × (- 70% + 50%) × 2] + $10.83

= $1,000 + [$1,000 × -20% × 2] + $10.83

= $600 + $10.83

= $610.83

The total payment on the securities in this example is $740.79, due to the loss on the principal amount but including the total monthly coupons over the term of the securities of $10.83 per security (corresponding to approximately 13.00% per annum), representing a substantial loss on the initial investment.

If the spread between 30CMS and 2CMS narrows sufficiently from April 11, 2017 to the valuation date such that the final reference rate spread is less than the threshold level, investors will lose some, and may lose all, of their investment in the securities.

April 2017	Page 8

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Historical Information

The following graph sets forth the historical percentage levels of the reference rate spread for the period from January 1, 2007 to April 11, 2017.  The historical levels of the reference rate spread should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

When reviewing the historical performance of the reference rate spread in the below graph, it is important to understand that a very small absolute percentage-point change in the reference rate spread can result in a significant loss on the securities.  For example, assuming a hypothetical initial reference rate spread of 1.0000%, the threshold level would be equal to 0.5000% (50.00% of the hypothetical initial reference rate spread), which represents a decrease of only 0.5000 percentage points.  If the spread between 30CMS and 2CMS narrows sufficiently such that the final reference rate spread is less than the threshold level, you will lose some or a substantial part of your investment.   Investors may lose up to 100% of the stated principal amount of the securities.

* The red solid line indicates the threshold level of 0.488, which is 50% of the initial reference rate spread of 0.976.

The following graph sets forth the historical levels of 30CMS for the period from January 1, 2007 to April 11, 2017.  The historical levels of the reference rate should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

April 2017	Page 9

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

The following graph sets forth the historical levels of 2CMS for the period from January 1, 2007 to April 11, 2017.  The historical levels of the reference rate should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

April 2017	Page 10

Morgan Stanley Finance LLC

Fixed Rate Buffered Securities with Downside Factor and Principal Exposure due May 18, 2018

Based on the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Risk Factors

An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS, 2CMS, and the reference rate spread, and other events that are difficult to predict and beyond our control.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that depends upon the final reference rate spread. If the reference rate spread narrows from the initial reference rate spread to below the threshold level of 50.00%, the payment due at maturity will be reduced by 2% for every 1% decline in the reference rate spread performance factor beyond the specified threshold level and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities. A very small absolute percentage-point change in the reference rate spread can result in a significant loss on the securities. For example, assuming an initial reference rate spread of 1.000%, if the final reference rate spread were to decline 0.600 percentage points to 0.400%, which represents a narrowing of 60% from the initial reference rate spread, investors would lose 20% of the stated principal amount. You could lose up to 100% of the stated principal amount of the securities. See “How the Fixed Rate Buffered Securities with Downside Factor and Principal Exposure Work” above.

▪	The return on the securities at maturity is based on movements in the reference rate spread. The payment at maturity of the securities will depend on movements in the reference rate spread, which reflects the difference between 30CMS and 2CMS. If the spread between 30CMS and 2CMS narrows sufficiently such that the final reference rate spread is less than the threshold level, investors will lose some and may lose up to all of their investment. The reference rate spread can decline when 30CMS depreciates, when 2CMS appreciates, or even when both 30CMS and 2CMS appreciate or depreciate. Any appreciation in 2CMS or depreciation in 30CMS can have a negative effect on the value of the securities.

▪	Investors will not participate in any widening in the reference rate spread. Investors will not participate in any widening in the reference rate spread from the initial reference rate spread, and the return on the securities will be limited to the monthly coupon that is paid on each coupon payment date.

▪	Investors will not participate in any appreciation in 30CMS or 2CMS. Investors will not participate in any appreciation in 30CMS or 2CMS from their initial rates, and the return on the securities will be limited to the monthly coupon that is paid on each coupon payment date.

▪	The appreciation potential is fixed and limited. Where the final reference rate spread is greater than or equal to the threshold level, the appreciation potential of the securities is limited to the monthly coupon of $10.83 per security per month, (corresponding to approximately 13.00% per annum), even if the final reference rate spread is significantly greater than the initial reference rate spread. See “Hypothetical Examples of Amount Payable at Maturity” on page 8 above.

▪	The historical performance of the reference rate spread is not an indication of future performance. The historical performance of the reference rate spread should not be taken as an indication of future performance during the term of the securities. Changes in the reference rate spread will affect the trading price of the securities, but it is impossible to predict whether such spread will widen or narrow. There can be no assurance that the reference rate spread will not narrow to below the threshold level, in which case you will lose money on your investment.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our ability to pay all amounts due on the securities on coupon payment dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

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Principal at Risk Securities

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The reference rate spread will be affected by a number of factors. A number of factors can affect the reference rate spread, including but not limited to:

▪	changes in, or perceptions about, 30CMS and 2CMS;

▪	changes in, or perceptions about, the future reference rate spread;

▪	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate spread;

▪	prevailing interest rates: 30CMS, 2CMS and the reference rate spread are subject to daily fluctuations depending on prevailing interest rates in the market generally; and

▪	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment at maturity and on the value of the securities prior to maturity.

▪	The reference rate spread may be volatile. The reference rate spread is subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:

▪	sentiment regarding the U.S. and global economies;

▪	expectations regarding the level of price inflation;

▪	sentiment regarding credit quality in the U.S. and global credit markets;

▪	central bank policy regarding interest rates; and

▪	performance of capital markets.

The reference rate spread may be volatile, and even a very small absolute change in the reference rate spread can result in a significant loss on the securities.  Accordingly, volatility of the reference rate spread may adversely affect your return on the securities.

▪	The price at which the securities may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in 30CMS, 2CMS and the reference rate spread, (ii) volatility of 30CMS, 2CMS and the reference rate spread, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Depending on the actual or anticipated reference rate spread, the market value of the securities may decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your securities prior to maturity.

▪	The amount payable on the securities is not linked to the reference rate spread at any time other than the valuation date. The final reference rate spread will be the reference rate spread on the valuation date. Even if the reference rate spread widens prior to the valuation date but then narrows by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the reference rate spread prior to such narrowing. Although the actual reference rate spread on the stated maturity date or at other times during the term of the securities may be greater than the final reference rate spread, the payment at maturity will be based solely on the reference rate spread on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original

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Principal at Risk Securities

issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The price you pay for the securities may be higher than the prices paid by other investors. The agent proposes to offer the securities from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the securities will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the securities (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your securities in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Our affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate spread specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, our affiliates expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

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Principal at Risk Securities

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial reference rate spread and the threshold level, and will determine the final reference rate spread, the reference rate spread performance factor and the payment that you will receive at maturity, if any. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the reference rate spread. These potentially subjective determinations may adversely affect the payout to you on the securities, if any. For further information regarding these types of determinations, see “Additional Provisions―Reference Rate Spread” and related definitions above.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) an Option (as defined below under “Additional Provisions―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Provisions―Tax considerations”), in exchange for a cash amount based on the performance of the reference rate, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Option.  Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

Even if a security is properly treated as a unit consisting of an Option and a Deposit, there is uncertainty regarding whether gain or loss recognized upon settlement at maturity should be treated as short-term or long-term capital gain or loss or as ordinary income or loss (which ordinary loss, in the case of certain non-corporate U.S. Holders, might be subject to the 2% floor on “miscellaneous itemized deductions”).

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Provisions―Tax considerations—FATCA Legislation”).  However, it is possible in light of the uncertain treatment of the securities that an applicable withholding agent will withhold on any of the payments made with respect to the securities to Non-U.S. Holders.  Furthermore, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the securities against payment therefor in New York, New York on April 18, 2017, which will be the fourth scheduled business day following the date of the pricing of the securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $985 per security and will not be more than $1,000 per security.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and their financial advisors, of up to $30 per security depending on market conditions.  The agent may distribute the securities through Morgan Stanley Wealth Management, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact Information

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Principal at Risk Securities

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be an amount in cash equal to the value of such security on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such security.  Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.

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Principal at Risk Securities

Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•	purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)	an option (the “Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the reference rate; and

(ii)	a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Option (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

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Principal at Risk Securities

Based on the treatment set forth above, we have determined that the Yield on the Deposit is 1.8761% per annum, paid monthly, and that the remaining portion of the coupon payments on the securities is attributable to the premium on the Option (the “Option Premium”) as set forth below:

Reference Rate	Coupon Rate	Yield on the Deposit	Option Premium
The 30-Year U.S. Dollar ICE Swap Rate (30CMS) minus the 2-Year U.S. Dollar ICE Swap Rate (2CMS)	13.00% p.a.	1.8761% p.a.	11.1239% p.a.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Option.  Our allocation of the issue price between the Option and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours.  This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities.  Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities).  Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities.  Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit.  The remainder of the coupon payments will represent payments attributable to the Option Premium.  To the extent attributable to the Yield on the Deposit, coupon payments on the securities will generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Option Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis.  Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price.  The determination of gain or loss with respect to the Option is described below.

Taxation of the Securities at Maturity

Receipt of Stated Principal Amount in Cash upon Maturity of the Securities.  If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Option will be deemed to have expired unexercised.  In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Option Premium received by the U.S. Holder over the term of the securities (including Option Premium received upon maturity) as gain at such time.  See below under “—Character of Gain or Loss at Maturity” regarding the uncertain character of such gain.

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Receipt of a Cash Amount Based on the Performance of the Reference Rate upon Maturity of the Securities.  If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the security, the Option will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Option.  In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the security), plus the total Option Premium received by the U.S. Holder over the term of the securities (including the Option Premium received at maturity) and (ii) the Deposit.  See below under “—Character of Gain or Loss at Maturity” regarding the uncertain character of such gain or loss.

Character of Gain or Loss at Maturity.  Because of the lack of authority addressing the tax treatment of the securities, there is significant uncertainty regarding whether gain or loss recognized with respect to the Option at the maturity of a security should be treated as capital gain or loss or as ordinary income or loss.  Our counsel believes it would be reasonable to treat any such gain or loss as capital gain or loss.  However, the IRS may assert that any gain or loss recognized by a U.S. Holder upon maturity of the securities should be treated as ordinary income or loss.  In the event of an ordinary loss to certain non-corporate U.S. Holders, any deduction arising from the loss may be subject to the 2% floor on “miscellaneous itemized deductions.”  Even assuming that gain or loss with respect to the Option at maturity is properly treated as capital gain or loss, it is unclear whether such capital gain or loss should be treated as long-term or short-term capital gain or loss.  You should consult your tax adviser regarding the character of gain or loss recognized upon maturity of the securities.

Sale or Exchange of the Securities Prior to Maturity.  Upon the sale or exchange of a security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the security for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise.  The U.S. Holder should also generally recognize capital gain or loss with respect to the Option.  Because of the lack of authority addressing the tax treatment of the securities, it is not clear whether such gain or loss should be treated as long-term or short-term capital gain or loss, even if a U.S. Holder held the securities for more than one year at the time of sale or exchange.  You should consult your tax adviser regarding the character of gain or loss recognized upon sale or exchange of the securities.

For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Option based on their respective values on the date of such sale or exchange.  The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit.  The amount realized that is attributable to the Option, together with the total Option Premium received by the U.S. Holder over the term of the security, should be treated as capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Option Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Option.  In such a case, the U.S. Holder should recognize capital gain or loss in respect of the Option in an amount equal to the total Option Premium received by the U.S. Holder over the term of the security, less the amount of the Option Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  If the IRS were successful in asserting an alternative treatment, the timing and/or character of income, gain or loss with respect to the securities would be materially and adversely affected.

Under one alternative characterization, the IRS could seek to treat a security as a unit consisting of a deposit and a “notional principal contract” instead of an option.  In that event, because there are no currently effective regulations that comprehensively address the treatment of income and deductions on a notional principal contract providing for contingent payments, the timing and character of income and deductions on the notional principal contract would be unclear.  A U.S. Holder would likely be required to recognize income during the term of the securities with respect to the notional principal contract, in an amount that could differ from the portion of the coupon payments that is attributable to the notional principal contract.  In addition, any income or loss recognized by a U.S. Holder at maturity of the securities would likely be ordinary income or loss (which, in the case of loss to certain non-corporate U.S. Holders, might be subject to the 2% floor on “miscellaneous itemized deductions”).

Alternatively, the IRS could assert that a security or the Deposit is a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the

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Contingent Debt Regulations applied to the securities or to the Deposit, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing.  Furthermore, if the securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the securities or the Deposit would generally be treated as ordinary income.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of income or loss with respect to the securities.  It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities.  Alternatively, the entire amount of each coupon payment on the securities could be required to be included in income by a U.S. Holder at the time received or accrued.  Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Option Premium might be required to be included currently as ordinary income).  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject  to the discussion below regarding FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

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•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein.  Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect.  There is substantial uncertainty regarding the proper tax treatment of the securities.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA).  However, it is possible in light of the uncertain treatment of the securities that an applicable withholding agent will withhold on payments made with respect to the securities to Non-U.S. Holders.  Furthermore, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  While the treatment of the securities is unclear, you should assume that coupon

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payments on the securities will be treated in whole or in part as subject to the FATCA rules.  If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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Where You Can Find More Information

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, MSFL or Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated February 16, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this pricing supplement are defined in the prospectus supplement or in the prospectus.

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